Exhibit 2

Execution Version

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of June 1, 2008, by and among the parties listed in Schedule 1 (the “Selling Shareholders” and each individually a “Selling Shareholder”) and Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, and Warburg Pincus X Partners, L.P., a Delaware limited partnership (the “Buyers” and each individually a “Buyer”).

WHEREAS:

The Buyers wish to purchase, and the Selling Shareholders desire to sell, upon the terms and conditions stated in this Agreement, a number of ordinary shares of WuXi PharmaTech (Cayman) Inc., a Cayman Islands company (the “Company”), par value U.S.$0.02 per ordinary share, equal to $63,000,000 divided by the higher of the Per Share Cash Purchase Price and the HSR Per Share Statutory Value (each as defined below) (the “Shares”).

NOW THEREFORE, the parties hereto hereby agree as follows:

1.             PURCHASE AND SALE OF ORDINARY SHARES.

a.             Purchase of Ordinary Shares.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below and the provisions of Sections 1(b) and (c), the Selling Shareholders shall sell to the Buyers, and the Buyers agree to purchase from the Selling Shareholders, a number of shares equal to $63,000,000 divided by the higher of the Per Share Cash Purchase Price and the HSR Per Share Statutory Value and in the proportions as will be set forth opposite each Selling Shareholder’s name on the Schedule of Selling Shareholders attached as Schedule 1 (rounded to the nearest Share) which shall be agreed by the parties immediately following the completion of the calculations provided for in this Section 1(a) prior to Closing.  The purchase price per share (the “Per Share Cash Purchase Price”) of the Shares at the Closing (as defined below) shall be determined as follows: (i) if 95.0% of the Weighted Average Price (as defined below) (the “Net WAP”) is at least US$2.1250 but not more than US$2.5000 per Share, the Per Share Cash Purchase Price shall be US$2.5000 per Share, (ii) if the Net WAP is at least US$2.5010 but not more than US$2.8750, the Per Share Cash Purchase Price shall be the Net WAP per Share, (iii) if the Net WAP is at least US$2.8760 but not more than US$3.2500, the Per Share Cash Purchase Price shall be US$2.8750 per Share.  If the Net WAP is below US$2.1250 or above US$3.2500, then the Per Share Cash Purchase Price shall be mutually determined by the Buyers and the Selling Shareholders through good faith negotiations; provided, that in the event the parties hereto are unable to mutually agree on the Per Share Cash Purchase Price within five (5) Trading Days of the Closing Date originally proposed by the Buyers pursuant to Section 1(c), this Agreement may be terminated by either party in accordance with Section 9(k).  The “HSR Per Share Statutory Value” is the lowest daily closing bid price on the New York Stock Exchange for the Company’s American Depositary Shares (“ADSs”) divided by eight (8) within the forty-five (45) or fewer calendar days from the Closing Date (as defined below), but in no event to a date prior to May 30, 2008 (as initially determined on the close of trading on the second Trading Day prior to the Closing Date).  The “Weighted Average Price” for each Share means the average of the dollar-volume weighted average per ADS (divided by eight (8)) on the New York Stock Exchange during the period beginning at 9:30:01 am, New York Time (or such other time as the New York Stock Exchange publicly announces is the official open of trading), as reported by Bloomberg through its “Volume at Price” functions, for the following ten (10) Trading Days: (i) the five (5) consecutive Trading Day  period ending on the close of trading on the New York Stock Exchange on the fifth Trading Day after the date of this Agreement and (ii) the five (5) consecutive Trading Day period ending on the close of trading on the second Trading Day prior to the Closing Date  (as defined below).  Such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification, ADS-to-ordinary share ratio change or similar transaction during the applicable calculation period.  “Trading Day” means each day on which the New York Stock Exchange is open for trading.  For the avoidance of doubt, if on the Closing Date the aggregate value of the Shares to be sold on the Closing Date based on the HSR Per Share Statutory Value (as re-determined on the Closing Date) exceeds $63,000,000, then the number of Shares to be sold on the Closing Date shall be proportionally reduced among the Selling Shareholders such that the aggregate HSR Per Share Statutory Value equals $63,000,000 and the parties agree to take such steps necessary to effect such reduction.

b.             Addition of UOB Venture Technology as Selling Shareholder.  UOB Venture Technology Investments Ltd. (“UOB Venture Technology”) may be added as a Selling Shareholder under this Agreement upon execution of a Joinder Agreement in the form of Exhibit A and the Assignment Agreement in the form of Exhibit C and the Selling Shareholders shall deliver an amended Schedule 1 hereto.

c.             Additional Officer and Employee Selling Shareholders.  Officers and employees of the Company may be added as additional Selling Shareholders under this Agreement, provided that only such Shares that are subject to registration rights pursuant to that certain registration rights agreement dated as of June 4, 2007 by and among the Company, the Selling Shareholders and certain other shareholders of the Company (the “Registration Rights Agreement”) are eligible to be sold pursuant to this Agreement, in respect of a number of Shares equal to up to $6,300,000 divided by the higher of the Per Share Cash Purchase Price and the HSR Per Share Statutory Value (the “Additional Share Value”).  No officers or employees shall be permitted to sell Shares hereunder unless they execute and deliver to the Buyers a Joinder Agreement in the form of Exhibit A and the Assignment Agreement in the form of Exhibit C.  In the event additional Shares are included pursuant to this Section 1(c), (i) the value of Shares to be sold by the Selling Shareholders as of the date of this Agreement and UOB Venture Technology (if added as a party hereto as contemplated by Section 1(b) above) shall be correspondingly reduced by the amount to be sold by the additional officer and employee Selling Shareholders and (ii) the amount of Shares totaling $6,300,000 divided by the Additional Share Value by all officer and employee Selling Shareholders shall be allocated proportionally based on the aggregate of all amounts to be sold by the Selling Shareholders (including the additional Selling Shareholders) and the parties shall agree to an amended Schedule 1 hereto.  For the avoidance of doubt, the total consideration for all Shares to be acquired under this Agreement shall not exceed $63,000,000 (as appropriately determined).

d.             Closing Date.  The closing of the sale and purchase of the Shares as contemplated in this Agreement (the “Closing”) shall occur on the date and at the time specified in a written notice (the “Closing Notice”) provided by the Buyers to the Selling Shareholders, which date shall be two (2) Trading Days following delivery of such notice to the Selling

Shareholders (the “Closing Date”).  If the Net WAP is below US$2.1250 or above US$3.2500 and the Buyers and Selling Shareholders mutually agree on the Per Share Cash Purchase Price as contemplated in Section 1(a), the Buyers shall deliver to the Selling Shareholders a second Closing Notice promptly following such agreement specifying a new closing date and time, which shall be two (2) Trading Days following delivery of such second Closing Notice to the Selling Shareholders.  If given, any Closing Notice shall include an affirmative statement by the Buyers confirming that its due diligence with respect to the Company has been satisfactorily completed and the closing condition contained in Section 6(b) has been fulfilled.  The Closing shall occur at the offices of Morrison & Foerster, 41st Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other place as the Selling Shareholders and the Buyers may collectively designate in writing.

e.             Form of Payment.  On the Closing Date, (i) the Buyers shall pay the aggregate Per Share Cash Purchase Prices to the Selling Shareholders for the Shares to be sold to the Buyers at the Closing, by wire transfer of immediately available funds in accordance with the Selling Shareholders’ written wire instructions (provided to Buyers not less than two (2) Trading Days prior to the Closing Date) and (ii) the Selling Shareholders shall deliver duly executed instruments of transfer and instructions to reflect Buyers’ ownership of the Shares on the Company’s share register (the “Closing Share Deliverables”) and promptly thereafter deliver the underlying certificate or certificates for the Shares.

2.             BUYERS’ REPRESENTATIONS AND WARRANTIES.

Each of the Buyers represents and warrants to and agrees with the Selling Shareholders that:

a.             Investment Purpose.  Such Buyer is acquiring the Shares for its own account and not with a view toward, or for resale in connection with, the sale or distribution thereof; provided, however, that by making the representations herein, such Buyer does not agree to hold the Shares for any minimum or other specific term, and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the United States Securities Act of 1933, as amended (the “1933 Act”).

b.             Sophistication of Buyers.  By reason of its business or financial experience, such Buyer is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

c.             Accredited Investor Status.  Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

d.             Reliance on Exemptions.  Such Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Selling Shareholders are relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Shares.

e.             Transfer or Resale.  Such Buyer understands that the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act.

f.              Legends.  Such Buyer understands that the stock certificates representing the Shares except as set forth below, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed in respect of the Shares and the Company’s transfer agent shall issue a stock certificate without such legend to the holder thereof, unless otherwise required by state securities laws, if (i) such Shares are registered for resale under the 1933 Act and such shares have been sold in compliance with applicable prospectus delivery requirements, (ii) such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Shares have been sold, assigned or transferred pursuant to Rule 144.

g.             Authorization; Enforcement; Validity.  This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer, and is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with the respective terms herein, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.             REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

Each of the Selling Shareholders, represents and warrants to and agrees with the Buyers that:

a.             This Agreement has been duly and validly authorized, executed and delivered on behalf of such Selling Shareholder, and is a valid and binding obligation of the Selling Shareholder enforceable against the Selling Shareholder in accordance with the respective terms herein, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

b.             None of the execution and delivery by such Selling Shareholder of, and the performance by, such Selling Shareholder of its obligations under this Agreement will contravene any provision of applicable law, or the certificate of incorporation or by-laws or other organizational documents of such Selling Shareholder, or any agreement or other instrument binding upon such Selling Shareholder or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Selling Shareholder.

c.             Such Selling Shareholder has, and on the Closing Date will have, valid title to the Shares to be sold by such Selling Shareholder free and clear of all security interests, claims, liens, equities or other encumbrances and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Shares to be sold by such Selling Shareholder.

d.             Delivery of the Shares to be sold by such Selling Shareholder, the recording of the ownership of such Shares on the Company’s shareholder register and payment therefor pursuant to this Agreement will pass valid title to such Shares, free and clear of all security interests, claims, liens, equities or other encumbrances.

e.             Such Selling Shareholder, or any person acting on behalf of such Selling Shareholder, has not directed any selling efforts in the United States with respect to the Shares.

f.              No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by such Selling Shareholder of its obligations hereunder or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as may have previously been made or obtained.

4.             COVENANTS.

a.             General.  Each party will use their commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 5 and 6 as applicable).  In connection with the foregoing, the Buyers agree to (i) promptly commence their due diligence investigation of the Company, (ii) use commercially reasonable efforts to expeditiously pursue and conclude such investigation prior to June 30, 2008; and (iii) deliver the Closing Notice (as contemplated in Section 1(c)) promptly upon satisfactory completion of such diligence investigation.

b.             Access and Investigation.  Between the date of this Agreement and the Closing Date, the Selling Shareholders shall use their commercially reasonable efforts to seek to cause the Company to cooperate with the Buyers and their advisors, agents and representatives with respect to the Buyers’ due diligence investigation of the Company and its business.  The

Selling Shareholders shall use their commercially reasonable efforts to seek to cause the Company to provide (on terms and at such time and in such manner and scope as is acceptable to the Company in its sole discretion) access to books, records, contracts and other information and data pertaining to the Company (if any) and its business, including arranging interviews with management, suppliers and customers of the Company.  The parties hereto acknowledge that the due diligence shall include legal, financial, business and technical aspects of the Company to assess the Buyers’ investment return profile, with a particular focus on assessing, without limitation, (i) the Company’s current and future service capabilities and customer needs and (ii) the Company’s technical, organizational and operational capabilities.   The Selling Shareholders acknowledge that the Buyers have not yet completed their legal, financial, business and technical due diligence review of the Company and that they may determine, in their sole and absolute discretion, that the purchase of the Shares contemplated hereby does not meet their investment objectives, for any reason or any combination of reasons.

c.             UOB Schedule 1 Allocation.  The UOB entities party hereto (including UOB Technology Venture if added as a party hereto as contemplated by Section 1(b)) shall be jointly responsible for the sale of $63,000,000 of Shares under this Agreement (as appropriately determined) less any Shares to be sold by any Company officer and employee added as a party hereto as contemplated by Section 1(c).   Such UOB entities shall deliver to the Buyers (at least five (5) Trading Days prior to Closing) a modified Schedule 1 setting forth the allocation of Shares to be sold by them prior to the Closing Date, at which time such UOB entity shall only be responsible for its allocable share of the Shares to be sold by such UOB entity as set forth on Schedule 1 indicating its Share allocation.

d.             Expenses.  The Selling Shareholders shall be responsible for the payment of any placement agent’s fees, underwriters’ fees or broker’s commissions relating to or arising out of the transactions contemplated hereby (other than any fees that the Buyers may have agreed to pay, which the Buyers represent there are none).  Except as otherwise set forth in this Agreement, each party to this Agreement shall bear its own expenses in connection with the sale of the Shares to the Buyers.

e.             Board Observer.  The Selling Shareholders will in good faith consult with and recommend to the Company that the Buyers be permitted to have board observer rights on terms and conditions to be agreed upon between the Buyers and the Company in connection with the consummation of the transactions contemplated by this Agreement.

5.             CONDITIONS TO THE OBLIGATION OF EACH SELLING SHAREHOLDER TO SELL.

The obligation of each Selling Shareholder to sell the Shares that it has agreed to sell to the Buyers at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the sole benefit of the Selling Shareholders and (except as expressly provided below) may be waived by the Selling Shareholders at any time in their sole discretion by providing the Buyers with prior written notice thereof:

a.             The Buyers shall have delivered to the Selling Shareholders the Per Share Cash Purchase Price for the Shares being purchased by the Buyers from the Selling Shareholders by wire transfer of immediately available funds pursuant to the written wire instructions provided by the Selling Shareholders.

b.             The representations and warranties of the Buyers shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and the Buyers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyers at or prior to the Closing Date.

c.             Each Buyer shall have executed and delivered to each Selling Shareholder a receipt acknowledging each Buyer’s receipt of the Closing Share Deliverables in respect of the Shares to be purchased from such Selling Shareholder, in the amount set forth opposite each Selling Shareholder’s name on the Schedule attached hereto.

d.             Each Buyer shall have delivered to each Selling Shareholder and the Company a letter substantially in the form of Exhibit B (the “Letter Agreement”).  In connection with the Letter Agreement, the parties hereto agree that the Company is a third-party beneficiary of this condition and this condition may not be waived without the prior written Company’s consent.

6.             CONDITIONS TO THE BUYERS’ OBLIGATION TO PURCHASE.

The obligation of the Buyers hereunder to purchase the Shares from the Selling Shareholders at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyers’ sole benefit and may be waived by the Buyers at any time in its sole discretion by providing the Selling Shareholders with prior written notice thereof:

a.             The representations and warranties of the Selling Shareholders shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time and the Selling Shareholders shall have in all material respects performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement.

b.             Each Buyer shall be satisfied, in its sole and absolute discretion, with the results of its legal, financial, business and technical due diligence performed with respect to the Company.

c.             The Selling Shareholders shall have assigned their rights under the Registration Rights Agreement, pursuant to an assignment agreement in form, scope and substance reasonably satisfactory to Buyers and in substantially the form of Exhibit C attached hereto, and the Company shall have consented in writing to such assignment.

d.             The Buyers shall have received the opinion of both Cayman Islands legal counsel and Singapore legal counsel dated as of the Closing Date, in customary form, scope and substance reasonably satisfactory to the Buyers and the Selling Shareholders, and such other legal opinions with respect to any additional Selling Shareholders joining this Agreement in accordance with Section 1(c) as may be reasonably requested by the Buyers.

e.             On the Closing Date, the Selling Shareholders shall have delivered the Closing Share Deliverables in respect of the Shares to be sold by them pursuant to this Agreement.

f.              Each Selling Shareholder shall have executed and delivered to the Buyers a cross-receipt acknowledging each Selling Shareholder’s receipt of the full aggregate Per Share Cash Purchase Price for the Shares purchased from such Selling Shareholder by the Buyers at the Closing.

g.             The Selling Shareholder shall have delivered wire transfer instructions to the Buyers.

7.             CONFIDENTIAL INFORMATION.

Each of the Buyers and the Selling Shareholders acknowledge and agree that this Agreement and the transaction contemplated herein are confidential, and no disclosure of any information regarding the Selling Shareholders, the Buyers or the Buyers’ affiliates, including information regarding this Agreement, is permitted other than to employees and/or business, legal or financial advisors of the Selling Shareholders or the Buyers who are on a “need to know” basis.  None of the parties hereto shall make any public statements regarding the existence of this Agreement or the terms hereof, the transaction contemplated herein and the identity of the parties, except (i) as the parties hereto mutually agree in writing (including the language on any disclosure) or (ii) until such time as the parties agree, based on the advice of counsel, that a public announcement is required by law or regulation, in which case the parties hereto shall in good faith attempt to agree on the content of any public announcements or publicity statements with respect thereto.  Notwithstanding the foregoing, the Selling Shareholders acknowledge (i) that each party may advise the Company of and provide to the Company a copy of this Agreement and nothing contained in this Section 7 is intended to limit or restrict the Company’s disclosure obligations under the U.S. securities laws and (ii) that if the Buyers individually or collectively acquire beneficial ownership of more than 5% of the outstanding shares of the Company they will be required to file a Schedule 13D with the SEC (which Schedule will contain as an exhibit thereto a copy of this Agreement), and nothing contained in this Section 7 is intended to limit or restrict such ability to file such Schedule 13D or any amendments thereto.  The covenants set forth in this Section 7 will survive indefinitely.

8.             NO SOLICITATION.

From and after the date hereof until July 4, 2008 or, if earlier, the termination of this Agreement in accordance with Section 9(k), the Selling Shareholders shall not, and shall cause their affiliates, advisors and representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations (provided that the public announcement of the transaction contemplated hereby and any other public announcement or communication made in accordance with this Agreement shall not constitute a breach of this Section 8), (ii) approve or publicly propose to approve an Acquisition Proposal, (iii) enter into any purchase agreement, letter of intent, agreement in principle, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Selling Shareholders to abandon, terminate or fail to consummate the transactions contemplated hereby or breach their obligations hereunder, or (v) resolve, propose or agree to do any of the foregoing.  The Selling Shareholders shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any third parties conducted theretofore by the Selling Shareholders or any of their affiliates, advisors or representatives with respect to any Acquisition Proposal.  “Acquisition Proposal” means any offer or proposal from any third party other than the Buyers or any of their affiliates concerning any direct or indirect acquisition of the $63,000,000 of Shares subject to this Agreement.

9.             GOVERNING LAW; MISCELLANEOUS.

a.             Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the  courts sitting in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

b.             Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

c.             Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d.             Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

e.             Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Buyers, the Selling Shareholders, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein, and except as specifically set forth herein, neither the Selling Shareholders nor the Buyers makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Selling Shareholders and the Buyers; provided, further, that Section 5(d) hereof or the terms of the Letter Agreement may not be amended or waived without the written consent of the Company.

f.              Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) three days after deposit with a internationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Selling Shareholders:

The name and address set below such Selling Shareholder’s name on Schedule 1 attached hereto.

With a copy to:

O’Melveny & Myers LLP
Plaza 66, 37th Floor
1266 Nanjing Road West Shanghai 100040, China
Telephone: 86 21 230707000
Facsimile: 86 21 2307-7300
Attention: Kurt J. Berney

If to the Buyers:

Warburg Pincus Private Equity X, L.P.
466 Lexington Ave. New York, NY 10017
Telephone:
Facsimile: +1-212-878 9100
Attention: Jonathan Leff

Warburg Pincus X Partners, L.P.
466 Lexington Ave. New York, NY 10017
Telephone:
Facsimile: +1-212-878 9100
Attention: Jonathan Leff

With a copy to (for information purposes only):

Morrison & Foerster
41/F Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Telephone: 852 2585-0888
Facsimile: 852-2585-0800
Attention: Paul W. Boltz, Jr.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an internationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an internationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

g.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The Buyers may assign some or all of their rights hereunder without the consent of the Selling Shareholders, provided, however, that any such assignment shall not release the Buyers from its obligations hereunder unless such obligations are assumed by such assignee and the Selling Shareholders have consented to such assignment and assumption, which consent shall not be unreasonably withheld.

h.             No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, except as provided in Section 5(d) hereof, is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i.              Survival of Representations and Warranties.  All representations and warranties made by the Selling Shareholders and the Buyers in this Agreement or certificate or agreement delivered in connection with this Agreement shall survive the execution of this Agreement, the delivery to the Buyers of the Shares being purchased and the payment therefor for a period of one (1) year from the Closing Date.

j.              Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

k.             Termination.  This Agreement may be terminated, and the transaction contemplated hereby may be abandoned, in the following circumstances:

(i)            By mutual written consent of the Buyers and the Selling Shareholders;

(ii)           By either Buyer or any Selling Shareholder, if a Buyer provides written notice to the Selling Shareholders to the effect that it is not satisfied, in its sole and absolute discretion, with the results of the legal, financial, business and technical due diligence review of the Company;

(iii)          By either the Buyers or the Selling Shareholders, upon written notice to the other party, in the event the Net WAP is below US$2.1250 or above US$3.2500 and the parties hereto are unable to mutually agree on the Per Share Cash Purchase Price in accordance with Section 1(a) above;

(iv)          By either the Buyers or the Selling Shareholders, if a Closing Notice shall not have been delivered on or before June 30, 2008; or

(v)           By either the Buyers or the Selling Shareholders, if Closing does not occur within two (2) Trading Days following delivery of the Closing Notice (or second Closing Notice, if the parties are required to mutually agree on the Per Share Cash Purchase Price in accordance with Section 1(a)).

Notwithstanding the foregoing, the right to terminate this Agreement pursuant to Sections 9(k)(iv) and (v) shall not be available to any party whose breach of this Agreement has been the cause or resulted in the failure of the Closing Notice to have been delivered on or before June 30, 2008.

l.              No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

m.            Remedies.  Each Buyer and each Selling Shareholder shall have all rights and remedies set forth herein and all of the rights which such parties have under any law.  Any party having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

* * * * * *

IN WITNESS WHEREOF, the Buyers and the Selling Shareholders have caused this Share Purchase Agreement to be duly executed as of the date first written above.

SELLING SHAREHOLDER:	BUYER:

UOB Hermes Asia Technology Fund	Warburg Pincus Private Equity X, L.P.

By: UOB Venture Management PTE. Ltd.,	By: Warburg Pincus X, L.P., its general
its investment advisor	partner
By: Warburg Pincus X LLC, its general
partner
By:	By: Warburg Pincus Partners LLC, its
Name:	managing member
Title:	By: Warburg Pincus & Co., its managing
member

By:
Name:
Title:

SELLING SHAREHOLDER:	BUYER:

UOB JAIC Venture Bio Investments Limited	Warburg Pincus X Partners, L.P.

By: UOB Bioventures Management Pte Ltd,	By: Warburg Pincus X, L.P., its general
its investment manager	partner
By: Warburg Pincus X LLC, its general
partner
By: Warburg Pincus Partners LLC, its
managing member
By: Warburg Pincus & Co., its managing
member

By:	By:
Name:	Name:
Title:	Title:

Execution Version

Schedule 1

Percentage of Shares / Buyer
Name of Selling Shareholder	Warburg Pincus Private Equity X, L.P. (which shall purchase 96.9% of all Shares to be sold)	Warburg Pincus X Partners, L.P. (which shall purchase 3.1% of all Shares to be sold)
UOB Hermes Asia Technology Fund c/o 80 Raffles Place #30-20 UOB Plaza 2, Singapore 048624 Attention: Jean Thoh
UOB JAIC Venture Bio Investments Limited c/o 80 Raffles Place #30-20 UOB Plaza 2, Singapore 048624 Attention: Jean Thoh
Total: $63,000,000 in Shares (as appropriately determined).See Section 4(c) for obligation to deliver allocation among UOB entities.

1

Exhibit A

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of June     , 2008 (this “Agreement”), is by and among Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, Warburg Pincus X Partners, L.P., a Delaware limited partnership (the “Buyers” and each individually a “Buyer”), UOB Hermes Asia Technology Fund, a Cayman Islands exempted company and UOB JAIC Venture Bio Investments Limited, a Singaporean limited liability company (together, the “Initial Sellers”) and each of the management shareholders of WuXi PharmaTech (Cayman) Inc. (the “Company”) listed in Schedule 1 hereto (the “Other Shareholders” and, collectively with the Buyers and the Initial Sellers, the “Parties”).  Capitalized terms used in this Agreement but not defined herein have the meanings assigned to them in the Share Purchase Agreement, dated as of June 1, 2008 (as the same may be amended or supplemented from time to time, the “Purchase Agreement”), by and among the Buyers and the Initial Sellers.

RECITALS

WHEREAS, the Buyers and the Initial Sellers have entered into the Purchase Agreement pursuant to which, among other things, the Buyers shall purchase from the Initial Sellers certain ordinary shares, par value US$0.02 per share, of the Company.

WHEREAS, Section 1(b) and (c) of the Purchase Agreement, respectively, provides that (i) UOB Venture Technology Investments Ltd., a Singaporean limited liability company, and (ii) officers and employees of the Company, may be added as additional Selling Shareholders under the Purchase Agreement upon execution of this Agreement.

WHEREAS, the Other Shareholders desire to execute this Agreement so that each such Other Shareholder will be deemed to be added as a party to the Purchase Agreement as a Selling Shareholder, and from and after the execution of this Agreement will be subject to all of the obligations hereunder and thereunder, and entitled to all of the benefits hereunder and thereunder, as a Selling Shareholder.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I CONSENT

Section 1.1          Joinder.

(a)           Each Other Shareholder hereby acknowledges that it has received and reviewed a copy of the Purchase Agreement and all other documents it deems fit to enter into this Agreement and acknowledges and agrees to: (i) join and become a party to the Purchase Agreement as indicated by his or her signature below; (ii) be bound by all covenants, terms, conditions, agreements, representations, warranties and acknowledgments attributable to a

Selling Shareholder under the Purchase Agreement, and (iii) perform all obligations and duties required of a Selling Shareholder pursuant to the Purchase Agreement as though such Other Shareholder was an original party thereto.

(b)           Each Selling Shareholder hereby represents and warrants that he or she has all the requisite capacity and authority to execute, deliver and perform his or her obligations under this Agreement and that when this Agreement is executed and delivered, it will constitute a valid and legally binding agreement enforceable against such Selling Shareholder in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

ARTICLE II TERMINATION

Section 2.1          Termination.  This Agreement may be terminated at any time by consent of the Parties hereto and will terminate automatically if the Purchase Agreement has been terminated in accordance with the terms thereof.

Section 2.2          Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no continuing obligation or liability on the part of any party, except that nothing herein shall relieve any Other Shareholder from liability for any breach of this Agreement arising prior to or simultaneously with such termination and except as set forth in the Purchase Agreement.

ARTICLE III MISCELLANEOUS

Section 3.1          Amendments; Waivers.  This Agreement may be amended or modified only by a written instrument executed by the Parties.  Any of the terms and conditions of this Agreement may be waived, but only by a written instrument executed by the Party granting such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such instrument and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

Section 3.2          Notices.

(a)           All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (or similar electronic means with a copy by internationally-recognized overnight courier) or sent by internationally-recognized overnight courier addressed to such Party at the address set forth below or at such other address as may hereafter be designated in writing by such Party to the other Parties.

If to the Other Shareholders:

The name and address set below such Selling Shareholder’s name on Schedule 1 attached hereto.

With a copy to:

O’Melveny & Myers LLP
Plaza 66, 37th Floor
1266 Nanjing Road West Shanghai 100040, China
Telephone: 86 21 230707000
Facsimile: 86 21 2307-7300
Attention: Kurt J. Berney

If to the Initial Sellers:

The names and addresses set forth in the Purchase Agreement.

If to the Buyers:

The names and addresses set forth in the Purchase Agreement.

(b)           All such notices, requests, consents and other communications shall be deemed to have been delivered and received: (i) in the case of personal delivery or delivery by facsimile, on the date of such delivery (and, if such date is not a Business Day, then on the next Business Day); and (ii) in the case of dispatch by internationally-recognized overnight courier, on the next Business Day following such dispatch.

Section 3.3          Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Purchase Agreement (including the Exhibits and Schedules thereto) contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect to such subject matter, and any term sheets or letters of intent provided by any Party.  The Parties hereto represent and warrant that there are no other agreements or understandings, written or oral, regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof, except pursuant to an amendment, modification or waiver of the provisions of this Agreement or the Purchase Agreement, as applicable.

Section 3.4          Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the  courts sitting in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 3.5          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 3.6          Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

Section 3.7          Severability of Provisions.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 3.8          Assignments; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  The Buyers may assign some or all of their rights hereunder without the consent of the Selling Shareholders, provided, however, that any such assignment shall not release the Buyers from its obligations hereunder unless such obligations are assumed by such assignee and the Selling Shareholders have consented to such assignment and assumption, which consent shall not be unreasonably withheld.

Section 3.9          Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 3.10        Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

Section 3.11        Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 3.12        No Presumption Against Drafting Party.  Each of the Buyers, the Initial Sellers and the Other Shareholders acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The next page is the signature page]

IN WITNESS WHEREOF, the Parties have caused this Joinder Agreement to be executed as of the date first written above personally or by their respective officers thereunto duly authorized.

OTHER SHAREHOLDERS:	BUYER:

Warburg Pincus Private Equity X, L.P.

By: Warburg Pincus X, L.P., its general
Name:	partner
By: Warburg Pincus X LLC, its general
partner
By: Warburg Pincus Partners LLC, its
managing member
By: Warburg Pincus & Co., its managing
member

By:
Name:	Name:
Title:

BUYER:

Warburg Pincus X Partners, L.P.

By: Warburg Pincus X, L.P., its general
Name:	partner
By: Warburg Pincus X LLC, its general
partner
By: Warburg Pincus Partners LLC, its
managing member
By: Warburg Pincus & Co., its managing
member

By:
Name:	Name:
Title:

INITIAL SELLERS:

UOB Hermes Asia Technology Fund

By: UOB Venture Management PTE. Ltd.,
its investment advisor

By:
Name:
Title:

UOB JAIC Venture Bio Investments Limited

By: UOB Bioventures Management Pte Ltd,
its investment manager

By:
Name:
Title:

Schedule 1

LIST OF OTHER SHAREHOLDERS

Name of Other Shareholder	Address

Exhibit B

[closing date], 2008

WuXi PharmaTech (Cayman) Inc.

288 Fute Zhong Road

Waigaoqiao Free Trade Zone

Shanghai 200131

People’s Republic of China

UOB Hermes Asia Technology Fund

UOB JAIC Venture Bio Investments Limited

UOB Venture Technology Investments Ltd.

c/o 80 Raffles Place #30-20

UOB Plaza 2, Singapore 048624

Ladies and Gentlemen:

Reference is made to the Share Purchase Agreement (the “Agreement”), dated as of June 1, 2008, by and among the parties listed in Schedule 1 (the “Selling Shareholders” and each individually a “Selling Shareholder”) and Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, and Warburg Pincus X Partners, L.P., a Delaware limited partnership (the “Buyers” and each individually a “Buyer”).

Each Buyer wishes to purchase, and each Selling Shareholder desires to sell, upon the terms and conditions stated in the Agreement, an agreed upon number of ordinary shares of WuXi PharmaTech (Cayman) Inc., a Cayman Islands company (the “Company”), par value U.S.$0.02 per ordinary share (the “Shares”).

As a condition to each Selling Shareholder’s agreement to sell and each Buyer’s agreement to purchase the Shares and the Company’s agreement to furnish certain information to the Buyers regarding the Company, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans, prospects and other information relating to the Company (the “Information”), each Selling Shareholder and each Buyer agrees to irrevocably release, discharge, waive and dismiss against the other and the Company any and all claims, rights, remedies, causes of action, suits, obligations, debts, demands, agreements, promises, liabilities, losses, costs, expenses, fees or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured that they now or may hereafter have (including, but not limited to, any and all claims alleging violations of U.S. federal or state securities laws, fraud or deceit, breach of fiduciary duty, negligence or otherwise), if any, against the other or the Company or any of their respective officers, directors, members, shareholders, partners, agents or employees with respect to the Information or non-disclosure of the Information.

Each Buyer (and any other party on whose behalf such party is acting) further represents and warrants to the other party hereto:

1.  It has read and reviewed the publicly available information concerning the Company, including without limitation the information concerning the Company filed with the U.S. Securities and Exchange Commission, and has been advised by counsel regarding the material terms of the Shares and an investment therein.

 2.  It is (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (ii) an “institutional accredited investor” as defined under Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (ii) a “non-U.S. person”, as that term is defined in Rule 902 under the Securities Act.

3.  It (a) is a sophisticated purchaser with respect to Shares, (b) has adequate information concerning the Shares, (c) has adequate information concerning the business and financial condition of the Company and any affiliates of the Company, (d) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary or advisable for it to make an informed investment decision with respect to the Shares and the Company, and (e) has not relied upon the Buyer or the Company for any investigation into, assessment of, or evaluation with respect to the Shares and the Company.

Each Buyer hereby further acknowledges that, other than as included in this letter agreement or the Agreement (in the case of the Selling Shareholders), neither the Company nor any Selling Shareholder is making nor has made any representations or warranties with respect to the Company or the transactions contemplated hereby.  Please indicate your acknowledgement and agreement to the foregoing by signing below where indicated.

[Signature page follows]

BUYER:

Warburg Pincus Private Equity X, L.P.

	By:	Warburg Pincus X, L.P., its general partner
	By:	Warburg Pincus X LLC, its general partner
	By:	Warburg Pincus Partners LLC, its managing
member
	By:	Warburg Pincus & Co., its managing
member

By:
Name:
Title:

BUYER:

Warburg Pincus X Partners, L.P.

	By:	Warburg Pincus X, L.P., its general partner
	By:	Warburg Pincus X LLC, its general partner
	By:	Warburg Pincus Partners LLC, its managing
member
	By:	Warburg Pincus & Co., its managing
member

By:
Name:
Title:

ACCEPTED AND AGREED TO:

SELLING SHAREHOLDER:

UOB Hermes Asia Technology Fund

By: UOB Venture Management PTE. Ltd., its investment advisor

By:
Name:
Title:

SELLING SHAREHOLDER:

UOB JAIC Venture Bio Investments Limited

By: UOB Bioventures Management Pte Ltd, its investment manager

By:
Name:
Title:

SELLING SHAREHOLDER:

UOB Venture Technology Investments Ltd.

By: UOB Venture Management Pte Ltd, its investment manager

By:
Name:
Title:

COMPANY:

WuXi PharmaTech (Cayman) Inc.

By:
Name:
Title:

Exhibit C

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”) is made and entered into as of [          ], 2008 by and among UOB Hermes Asia Technology Fund, a Cayman Islands exempted company, UOB JAIC Venture Bio Investments Limited, a Singaporean limited liability company, and UOB Venture Technology Investments Ltd., a Singaporean limited liability company (together, the “Assignors”), Warburg Pincus Private Equity X, L.P. a Delaware limited partnership, or a wholly owned subsidiary thereof and Warburg Pincus X Partners, L.P., a Delaware limited partnership, or a wholly owned subsidiary thereof (together, the “Assignees”) (collectively, the “Parties” and individually a “Party”).  All capitalized terms not otherwise defined herein shall have the meanings given in the Registration Rights Agreement (as hereafter defined).

RECITALS

A.            In connection with the sale by Assignors of ordinary shares (the “Shares”), par value US$0.02 per share, of WuXi PharmaTech (Cayman) Inc. (the “Company”) to Assignees pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated June 1, 2008, by and among Assignees and Assignors, Assignors have agreed to transfer, convey and assign all rights associated with the Shares under that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated June 4, 2007, by and among the Company, the Assignors and certain other shareholders of the Company party thereto, pursuant to the terms and conditions set forth in the Share Purchase Agreement.

B.            In connection with the sale of the Shares to Assignees and upon the terms and conditions of this Assignment, Assignors desire to assign and transfer all rights associated with the Shares under the Registration Rights Agreement and Assignees desire to accept and assume such rights.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.             Assignment.  Assignors hereby unconditionally and irrevocably assign, transfer, and convey to Assignees, all of their rights and obligations under the Registration Rights Agreement with respect to the Shares being sold pursuant to the Share Purchase Agreement (including, without limitation, Demand Registration, Incidental or “Piggy-Back Registration” and Form F-3 Registration rights) (the “Registration Rights”).

2.             Acceptance.  Assignees hereby accept the foregoing assignment, transfer and conveyance of the Registration Rights.

3.             Effectiveness.  Assignors and Assignees have agreed that this Assignment shall be effective immediately upon Closing (as defined in the Share Purchase Agreement).

4.             Representations and Warranties of Assignors.  Assignors hereby represent and warrant that (i) they are the legal and direct holders of the Registration Rights, (ii) they have not assigned or purported to assign any right with respect thereto to any person or entity, and (iii) no other person or entity has any right, title or interest in or to the Registration Rights.

5.             Representations and Warranties of the Parties.  Each of the Assignors, jointly and severally, and each of the Assignees, jointly and severally represent and warrant that (i) such Party has the full and requisite power and authority to execute and deliver this Assignment and to perform its obligations and consummate the transactions contemplated hereunder, (ii) this

Assignment has been duly and validly authorized, executed and delivered by such Party and this Assignment constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and (iii) neither the execution of this Assignment nor the exercise of the rights or performance of the obligations under this Assignment by such Party constitutes a breach of, or default under, any laws and regulations applicable to such Party, such Party’s organizational documents or any agreements to which such Party is a party which would materially affect the transactions contemplated by this Assignment.

6.             Successors.  The provisions of this Assignment shall be binding upon and inure to the benefit of Assignors and Assignees, their successors in interest and assigns.

7.             Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

8.             Amendments; No Waiver.  No modifications of or any changes to this Assignment shall be effective unless made in writing and signed by each of the Parties.  No waiver of any provision of this Assignment by a Party shall constitute a waiver of any other provision(s) or of the same provisions on another occasion.

9.             Further Assurances.  Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person or entity) as may be reasonably required or desirable to carry out or to perform the provisions of this Assignment.

10.           Counterparts.  This Assignment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

IN WITNESS WHEREOF, this Assignment has been entered into on the date first above written.

ASSIGNORS:	ASSIGNEE:

UOB Hermes Asia Technology Fund	Warburg Pincus Private Equity X, L.P.

By: UOB Venture Management PTE. Ltd.,	By:	Warburg Pincus X, L.P., its general
its investment advisor	partner
	By:	Warburg Pincus X LLC, its general
partner

	By:	Warburg Pincus Partners LLC, its
managing member
	By:	Warburg Pincus & Co., its managing
member

By:	By:
Name:	Name:
Title:	Title:

ASSIGNEE:
UOB JAIC Venture Bio Investments Limited
Warburg Pincus X Partners, L.P.
By: UOB Bioventures Management Pte Ltd, its investment manager
	By:	Warburg Pincus X, L.P., its general
partner
	By:	Warburg Pincus X LLC, its general
partner
	By:	Warburg Pincus Partners LLC, its
managing member
	By:	Warburg Pincus & Co., its managing
member

By:	By:
Name:	Name:
Title:	Title:

UOB Venture Technology Investments Ltd.

By: UOB Venture Management Pte Ltd, its investment manager

By:
Name:
Title:

THE COMPANY:

The Company hereby acknowledges and agrees to the foregoing assignment of the Registration Rights by Assignors to Assignees.

WuXi PharmaTech (Cayman) Inc., a Cayman Islands company

By:
Name:
Title: